FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

AGREEMENT made as of March 20, 2009 by and between Grail Advisors ETF Trust (the “Trust”), and The Bank of New York Mellon, a New York banking organization (“BNY”).

W I T N E S S E T H

WHEREAS, the Trust is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to retain BNY to provide for the series identified on Exhibit A hereto (each, a “Fund”) the services described herein, and BNY is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.     Appointment.

The Trust hereby appoints BNY as its agent for the term of this Agreement to perform the services described herein. BNY hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

2.     Representations and Warranties.

            The Trust hereby represents and warrants to BNY, which representations and warranties shall be deemed to be continuing, that:

(a)     It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)     This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms;

(c)     It is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Trust Instrument or By-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

(d)     To the extent the performance of any services described in Schedule II attached hereto by BNY in accordance with the then effective Prospectus (as hereinafter defined) for a Fund would violate any applicable laws or regulations, the Trust shall immediately so notify BNY in writing and thereafter shall either furnish BNY with the appropriate values of securities, net asset value or other computation, as the case may be, or, subject to the prior approval of BNY, instruct BNY in writing to value securities and/or compute net asset value or other computations in a manner the Trust specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Trust that the same is consistent with all applicable laws and regulations and with its Prospectus; and

(e)     It has implemented, and is acting in accordance with, procedures reasonably designed to ensure that it will disseminate to all market participants, other than Authorized Participants (as defined in its Prospectus and Statement of Additional Information), each calculation of net asset value provided by BNY hereunder to Authorized Participants at the time BNY provides such calculation to Authorized Participants.

3.        Representations and Warranties of BNY.

        BNY hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing, that:

(a)     It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder. It is has adopted and implements policies and procedures reasonably designed to prevent violation of applicable laws and regulations. There is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement.

(b)     This Agreement has been duly authorized, executed and delivered by BNY in accordance with all requisite action and constitutes a valid and legally binding obligation of BNY, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, creditors’ rights or equitable principles.

4.      Delivery of Documents.

(a)     The Trust will promptly deliver to BNY true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto, if any:

(i)     The Trust’s Trust Instrument or other organizational document and all amendments thereto (the “Trust Instrument”);

(ii)     The Trust’s bylaws (the “Bylaws”);

(iii)     Resolutions of the Trust’s board of trustees (the “Board”) authorizing the execution, delivery and performance of this Agreement by the Trust;

(iv)     The Trust’s registration statement most recently filed with the Securities and Exchange Commission (the “SEC”) relating to the shares of the Trust (the “Registration Statement”);

(v)     The Trust’s Notification of Registration under the 1940 Act on Form N-8A filed with the SEC;

(vi)     The Trust’s Prospectus and Statement of Additional Information pertaining to each Fund (collectively, the “Prospectus”); and

(vii)     A copy of any and all SEC exemptive orders issued to the Fund.

(b)     Each copy of the Trust’s Certificate of Trust shall be certified by the Secretary of State (or other appropriate official) of the State of Delaware. Each copy of the Trust instrument, Bylaws, Registration Statement and Prospectus, and all amendments thereto, and copies of Board resolutions, shall be certified by the Secretary or an Assistant Secretary of the Trust.

(c)     It shall be the sole responsibility of the Trust to deliver to BNY the currently effective Prospectus and BNY shall not be deemed to have notice of any information contained in such Prospectus until it is actually received by BNY.

5.         Duties and Obligations of BNY.

(a)     Subject to the direction and control of the Trust’s Board and the provisions of this Agreement, BNY shall provide to the Trust (i) the administrative services set forth on Schedule I attached hereto and (ii) the valuation and computation services listed on Schedule II attached hereto.

(b)     In performing hereunder, BNY shall provide, at its expense, office space, facilities, equipment and personnel.

(c)     BNY shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Trust pursuant to this Agreement or its terms or, as related to the maintenance of the Trust’s shareholder records. BNY shall in no event provide services relating to the distribution of shares of the Trust or other services normally performed by the Trust’s respective distributor, counsel or independent auditors.

(d)     Upon receipt of the Trust’s prior written consent, (which shall not be unreasonably withheld) BNY may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate provided, however, that no such delegation of its duties or obligations hereunder shall discharge BNY from its obligations to provide or secure the provision of services hereunder. BNY shall not be liable to any Fund for any loss or damage arising out of, or in connection with, the actions or omissions to act of any permitted delegee or agent utilized hereunder so long as BNY acts in good faith and without negligence or willful misconduct in the selection of such delegee or agent. Notwithstanding the foregoing, no Trust consent shall be required for any such delegation to any other affiliate of The Bank of New York Mellon Corporation (“BNY Affiliates”), and BNY shall remain liable for the acts or omissions of such BNY Affiliate as if performed directly by BNY as contemplated hereunder.

(e)     The Trust shall cause its officers, advisers, sponsor, distributor, legal counsel, (subject to applicable privilege), independent accountants, current administrator (if any), transfer agent, and any other service provider (“Trust Parties”) to cooperate with BNY and to provide BNY, upon request, with such information, documents and advice relating to the Trust as is within the possession or knowledge of such persons, and which, BNY believes in good faith, is necessary in order to enable it to perform its duties hereunder. In connection with its duties hereunder, BNY shall be entitled to rely in good faith, and shall be held harmless by the Trust when acting in good faith reliance, upon the foregoing, upon any Proper Instructions, as that term is defined herein in Section 6, or any documents relating to the Trust provided to BNY by any of the individuals listed on Exhibit B attached hereto or any individual believed in good faith by BNY to be an Authorized Person (each an “Authorized Person”).

(f)     The BNY shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to the BNY by any of the Trust Parties. The BNY shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Fund to cause any information, documents or advice to be provided to the BNY as provided above and shall be held harmless by each Fund when acting in reliance upon such information, documents or advice relating to such Fund. All fees or costs charged by such persons shall be borne by the Trust. Services performed by the BNY hereunder may rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by the BNY which the BNY in its reasonable judgment deems reliable. Nothing in this Agreement shall limit or restrict BNY, any affiliate of BNY or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to same or all of the services provided hereunder.

(g)     Subject to the provisions of this Agreement, BNY shall compute the net asset value per share of the Fund and shall value the securities held by the Fund at such times and dates and in the manner specified in the then effective Prospectus of the Trust and in accordance with the Trust’s valuation procedures actually provided to BNY, except that notwithstanding any language in the Prospectus, in no event shall BNY be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely the responsibility of the Trust. BNY shall provide a report of such net asset value to the Trust and Authorized Participants at the respective times set forth in Schedule II, as amended from time to time. To the extent valuation of securities or computation of a net asset value as specified in the Trust’s then effective Prospectus and valuation procedures actually provided to BNY are at any time inconsistent with any applicable laws or regulations, the Trust shall immediately so notify BNY in writing and thereafter shall either furnish BNY at all appropriate times with the values of such securities and the Fund’s net asset value, or subject to the prior approval of BNY, instruct BNY in writing to value securities and compute net asset value in a manner which the Fund then represents in writing to be consistent with all applicable laws and regulations. The Fund may also from time to time, subject to the prior approval of BNY, instruct BNY in writing to compute the value of the securities or net asset value in a manner other than as specified in this paragraph. By giving such instruction, the Fund shall be deemed to have represented that such instruction is consistent with all applicable laws and regulations and the then currently effective Prospectus and valuation procedures of the Trust. The Trust shall have sole authority and responsibility for determining the method of valuation of securities and the method of computing net asset value.

(h)      The Fund shall furnish BNY with Proper Instructions as that term is defined herein in section 6, containing any and all instructions, explanations, information, specifications and documentation deemed necessary by BNY in good faith and in the performance of its duties hereunder, including, without limitation, valuation procedures describing the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses. BNY shall not be required to include as Fund liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Fund shall have specified to BNY the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value. Each Fund shall also furnish BNY with bid, offer, or market values of securities if BNY notifies such Fund that same are not available to BNY from a security pricing or similar service utilized, or subscribed to, by BNY which BNY in its judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Fund also may furnish BNY with bid, offer, or market values of securities and instruct BNY to use such information in its calculations hereunder. BNY shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any particular securities pricing or similar service.

(i)     BNY may apply to an officer of the Trust for Proper Instructions with respect to any matter arising in connection with BNY’s performance hereunder for such Fund, and BNY shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such Proper Instructions. Such application may, at the option of BNY, set forth in writing any action proposed to be taken or omitted to be taken by BNY with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and BNY shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY has received written instructions in response to such application specifying the action to be taken or omitted.

(j)     BNY may consult with counsel to the appropriate Fund or its own counsel, at such Fund’s expense, provided that such advice or counsel provided to BNY counsel is consistent with industry legal standards, and shall be fully protected with respect to anything done or omitted by it in good faith and in accordance with the advice or opinion of Trust counsel.

(k)     Notwithstanding any other provision contained in this Agreement or Schedule I or II attached hereto, BNY shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify any Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Fund, (ii) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Fund to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of a Fund making or not making any distribution or dividend payment, or any election with respect thereto.

(l)     BNY shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedules I and II attached hereto, and no covenant or obligation except those set forth herein shall be implied against BNY in connection with this Agreement.

(m)     BNY shall have no duty or obligation to review the accuracy, validity or propriety of Proper Instructions, explanations, information, specifications or documentation furnished by Authorized Persons , including, without limitation, evaluations of securities; valuation procedures describing the amounts or formula for calculating the amounts and times of accrual of Fund liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of securities; and amounts receivable or amounts payable for the sale or redemption of Fund shares effected by or on behalf of a Fund and may rely on the same fully. In the event BNY’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY which BNY in good faith deems reliable, BNY shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY shall not be required to inquire into any valuation of securities or other assets by a Fund or any third party described in this paragraph even though BNY in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(n)     BNY, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by such Fund.

(o)     BNY shall not be responsible for delays or errors which occur by reason of circumstances beyond its control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNY, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, communications or (third-party) computer (hardware or software) services. BNY shall not be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY (including any BNY delegate other than a BNY Affiliate) to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY in the performance of its duties under this Agreement. Upon the occurrence of any such delay or failure, BNY shall use commercially reasonable efforts to resume performance as soon as practicable under the circumstances. BNY further represents that it has developed and implemented commercially reasonable business continuity and disaster recovery policies, procedures and facilities.

6.         Proper Instructions.

Proper Instructions shall mean: (i) instructions given by an Authorized Person(s), such instructions to be given in such form and manner as BNY and the Trust shall agree upon in writing from time to time; (ii) instructions (which may be continuing instructions) signed or initialed by an Authorized Person; and (iii) instructions transmitted by any electro-mechanical or electronic device agreed to by the Trust and BNY and requiring the use of user and authorization codes, passwords and/or authentication keys. Oral instructions will be considered Proper Instructions if BNY believes them in good faith to have been given by an Authorized Person. BNY shall act upon and comply with any subsequent Proper Instruction which modifies a prior instruction. The Trust shall protect with extreme care the user and authorization codes, passwords and/or authentication keys used for electronic or electro-mechanical Proper Instructions, and agrees Proper Instructions communicated through such secured media may be conclusively presumed by BNY to be given by Authorized Persons. BNY shall not be held to have notice of any change of authority of any Authorized Person until receipt of appropriate written notice thereof has been actually received by BNY from the Trust.

7.         Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Trust or appropriate Fund, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of such Fund’s trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance or redemption of Fund shares, fees and expenses incident to the registration or qualification under federal or state securities laws of the Fund or its shares, costs (including printing and mailing costs) of preparing and distributing Prospectuses, reports, notices and proxy material to such Fund’s shareholders, all expenses incidental to holding meetings of such Fund’s trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting such Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors and officers.

8.         Compliance Services.

(a)     As contained in Schedule I BNY shall to provide to each Fund compliance services, pursuant to the terms of this Section 8 (the “Compliance Services”). The precise compliance review and testing services to be provided shall be as mutually agreed between the BNY and each Fund, and the results of the BNY’s Compliance Services shall be detailed in a compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by the Fund. The BNY shall have no responsibility or obligation to provide Compliance Services other that those services specifically listed in Schedule I.

(b)     The Fund will examine each Compliance Summary Report delivered to it by the BNY and notify the BNY of any error, omission or discrepancy as soon as is reasonably practicable under the circumstances. The Fund agrees to notify the BNY as soon as reasonably practicable if it fails to receive any such Compliance Summary Report. In addition, if the Fund learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Fund will notify the BNY of such condition within five business days after discovery thereof.

(c)     While the BNY will endeavor to identify out-of-compliance conditions, the BNY does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions. In the event of any errors or omissions in the performance of Compliance Services, the Fund’s sole and exclusive remedy and the BNY’s sole liability shall be limited to re-performance by the BNY of the Compliance Services affected and in connection therewith the correction of any error or omission, if practicable and the preparation of a corrected report, at no cost to the Fund.

            9.         Standard of Care; Indemnification.

(a)     Except as otherwise provided herein, BNY shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by a Fund, except those costs, expenses, damages, liabilities or claims arising out of BNY’s own bad faith, negligence or willful misconduct or reckless disregard of its duties hereunder. In no event shall BNY be liable to any Fund or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. BNY shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Fund, or for delays caused by circumstances beyond BNY’s control, unless such loss, damage or expense arises out of BNY’s bad faith, negligence or willful misconduct or reckless disregard of its duties.

(b)     Each Fund severally and not jointly shall indemnify and hold harmless BNY from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by a Fund), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY, by reason of or as a result of any action taken or omitted to be taken by BNY in good faith hereunder or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) such Fund’s Registration Statement or Prospectus, (iii) any Proper Instructions of an Authorized Person, or (iv) any opinion of legal counsel for such Fund, or arising out of transactions or other activities of such Fund which occurred prior to the commencement of this Agreement; provided, that no Fund shall indemnify BNY for costs, expenses, damages, liabilities or claims for which BNY is liable under preceding 9(a). This indemnity shall be a continuing obligation of each Fund, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, each Fund severally and not jointly shall indemnify BNY against and save BNY harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

(i)     Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY by any third party described above or by or on behalf of a Fund;

(ii)     Action or inaction taken or omitted to be taken by BNY pursuant to Proper Instructions by or on behalf of the Fund[stet]; [stet]

(iii)     Any action taken or omitted to be taken by BNY in good faith in accordance with the advice or opinion of counsel for the Trust, by or on behalf of a Fund;

(iv)     Any improper use by a Fund or its agents, distributor or investment advisers of any valuations or computations supplied by BNY pursuant to this Agreement;

(v)     The method of valuation of the Fund’s portfolio securities and the method of computing a Fund’s net asset value provided that such valuation or computation conforms to the Fund’s then-effective Prospectus and valuation procedures actually provided to BNY or Proper Instructions; or

(vi)     Any valuations of the Fund’s portfolio securities or net asset value provided to BNY by a Fund.

(c)     Actions taken or omitted in reliance on Proper Instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument believed by BNY in good faith to be genuine or bearing the signature of a person or persons believed to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel for the Trust, shall be conclusively presumed to have been taken or omitted in good faith.

(d)     The terms of this Section 9 shall survive the termination of this Agreement.

10.       Compensation.

For the services provided hereunder, each Fund agrees to pay BNY such compensation as is mutually agreed from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly.. BNY shall deliver to each Fund invoices for services rendered hereunder, and each Fund shall have a reasonable time period to review and approve the payment of such invoices, but upon failure to do so in such reasonable period of time each Fund authorizes BNY to debit such Fund’s custody account for all amounts due and payable and not disputed in good faith hereunder. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY, each Fund’s net asset value shall be computed at the times and in the manner specified in the Trust’s Prospectus.

11.       Term of Agreement.

(a)     This Agreement shall continue until terminated by either BNY giving to the Trust, or the Trust of behalf of a Fund giving to BNY, a notice in writing specifying the date of such termination, which date shall be not less than 30 days after the date of the giving of such notice. Upon termination hereof, the affected Fund(s) shall pay to BNY such compensation as may be due as of the date of such termination, and shall reimburse BNY for any disbursements and expenses made or incurred by BNY and payable or reimbursable hereunder.

(b)     Notwithstanding the foregoing, BNY may terminate this Agreement upon 30 days prior written notice to the Trust if the Trust shall terminate its custody agreement with The Bank of New York. Either party may terminate this Agreement on 30 days prior written notice to the other party if the other party fails to perform its obligations hereunder in a material respect after notice of such failure and a reasonable time to correct.

12.       Authorized Persons.

Attached hereto as Exhibit B is a list of Authorized Persons who duly authorized by the Board of the Trust to execute this Agreement and give any written or oral Proper Instructions, or written or oral specifications, by or on behalf of the Trust (by or on behalf of the Funds). From time to time the Trust may deliver a new Exhibit B to add or delete any Authorized Person and BNY shall be entitled to rely on the last Exhibit B actually received by BNY.

13.       Records.

BNY agrees that all records listed on Schedule II that it maintains for each Fund shall at all times remain the property of such Fund, shall be readily accessible by the Trust on behalf of each Trust during normal business hours in a facility owned or accessible by BNY, and shall be promptly surrendered in the form and medium then maintained upon written request. BNY further agrees that all records listed on Schedule II that it maintains for each Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods no less than those prescribed by Rule 31a-2 under the 1940 Act (generally, six (6) years) unless any such records are earlier surrendered as provided above, and will be surrendered in the form and medium then maintained.

14.       Confidentiality.

BNY has established and maintains policies and measures reasonably designed to protect the confidentiality of customer information, and will subject information hereunder to such policies and measures.

15.       Amendment.

(a)     This Agreement may not be amended or modified in any manner except by a written agreement executed by BNY and the Trust to be bound thereby, and authorized or approved by the Trust’s Board.

(b)     Notwithstanding any other provisions contained in this Agreement, the Trust may, without BNY’s consent, amend Exhibit B to change Authorized Persons.

16.       Assignment.

This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any Fund without the written consent of BNY, or by BNY without the written consent of the affected Fund accompanied by the authorization or approval of the Trust’s Board.

17.       Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. BNY and the Trust hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waive to the fullest extent permitted by law their right to a trial by jury. To the extent that in any jurisdiction BNY and the Trust may now or hereafter be entitled to claim, for themselves or their assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, BNY and the Trust irrevocably agree not to claim, and hereby waive, such immunity.

18.       Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

19.       No Waiver.

Each and every right granted to BNY or the Trust hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY or the Trust to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY or the Trust of any right preclude any other or future exercise thereof or the exercise of any other right.

20.      Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to the Trust, at

Grail Advisors ETF Trust
One Ferry Building, Suite 255
San Francisco, CA 94111
Attention: William M. Thomas
Title: President

if to BNY, at

The Bank of New York Mellon
One Wall Street, 25th fl
New York, New York 10286\
Attention: Mary Jean Milner
Title: Vice President

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

21.      Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

22.      Several Obligations.

Notwithstanding anything in this Agreement to the contrary, the parties acknowledge that the obligations of the Trust hereunder are several and not joint and that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

Grail Advisors ETF Trust

By: __________________________
William M. Thomas
Title:	President

THE BANK OF NEW YORK MELLON

By: __________________________
Joseph F. Keenan
Title:	Managing Director

EXHIBIT B

I, William M. Thomas, of Grail Advisers ETF Trust, a Delaware statutory trust (the “Fund”), do hereby certify that:

The following individuals serve in the following positions with the Fund, and each has been duly elected or appointed to each such position and qualified therefor in conformity with the Fund’s organizational documents and by-laws, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is authorized to give written or oral instructions or written or oral specifications by or on behalf of the Fund to BNY.

William M. Thomas	President and Chief Executive Officer	Signature

Bryan M. Hiser	Chief Financial Officer	Signature

Phil Perrone	Chief Compliance Officer	Signature

Chester G. Chappell	Assistant Secretary	Signature

William E. White	Assistant Secretary	Signature

___________________	___________________	___________________

SCHEDULE I

ADMINISTRATIVE SERVICES

1.     Prepare minutes of Board of Trustees meetings and assist the Secretary of the Trust in preparation for Board meetings. Such minutes, meeting agendas and other material prepared in preparation for each Board meeting are subject to the review and approval of Trust counsel.

2.     Perform for each Fund, the compliance tests as mutually agreed and which shall be specific to each Fund. The Compliance Summary Reports listing the results of such tests are subject to review and approval by each Fund.

3.     Participate in the periodic updating of the Trust’s Registration Statement and Prospectus and, subject to approval by the Trust’s Chief Financial Officer and Trust counsel, coordinate the preparation, filing, printing and dissemination of periodic reports and other information to the SEC and the Fund’s shareholders, including annual and semi-annual reports to shareholders, Form N-SAR, Form N-CSR, Form N-Q, Form N-PX, and notices pursuant to Rule 24(f)-2.

4.     Prepare workpapers supporting the preparation of federal, state and local income tax returns for each Fund for review and approval by the Trust’s independent auditors; perform ongoing wash sales review (i.e., purchases and sales of Fund investments within 30 days of each other); and prepare Form 1099s with respect to the Trust’s trustees and file such forms upon the approval of the Trust’s Chief Financial Officer.

5.     Prepare and, subject to approval of the Trust’s Treasurer, disseminate to the Board quarterly unaudited financial statements and schedules of each Fund’s investments and make presentations to the Board, as appropriate.

6. Subject to approval of the Board, assist the Trust in obtaining fidelity bond and E&O/D&O insurance coverage.

7. Prepare statistical reports for outside information services (e.g., IBC/Donoghue, ICI, Lipper Analytical and Morningstar).

8. Attend shareholder and Board meetings as requested from time to time.

9. Subject to review and approval by the Chief Financial Officer of the Trust, establish appropriate expense accruals, maintain expense files and coordinate the payment of invoices for each Fund.

SCHEDULE II

VALUATION AND COMPUTATION SERVICES

I.     BNY shall maintain the following records on a daily basis for each Fund.

1.	Report of priced portfolio securities

2.	Statement of net asset value per share

Such reports and statements shall be provided to the Fund at _____ p.m. New York time and to Authorized Participants at _____ p.m. New York time, in each case by such means as BNY and the Fund may agree upon from time to time.

II.     BNY shall maintain the following records on a monthly basis for each Fund:

1.	General Ledger

2.	General Journal

3.	Cash Receipts Journal

4.	Cash Disbursements Journal

5.	Subscriptions Journal

6.	Redemptions Journal

7.	Accounts Receivable Reports

8.	Accounts Payable Reports

9.	Open Subscriptions/Redemption Reports

10.	Transaction (Securities) Journal

11.	Broker Net Trades Reports

III.     BNY shall prepare a Holdings Ledger on a quarterly basis, and a Buy-Sell Ledger (Broker’s Ledger) on a semiannual basis for each Series. Schedule D shall be produced on an annual basis for each Fund.

The above reports may be printed according to any other required frequency to meet the requirements of the Internal Revenue Service, The U.S. Securities and Exchange Commission and the Trust’s Auditors.

IV.     For internal control purposes, BNY uses the Account Journals produced by The Bank of New York Custody System to record daily settlements of the following for each Fund:

1.	Securities bought

2.	Securities sold

3.	Interest received

4.	Dividends received

5.	Capital stock sold

6.	Capital stock redeemed

7.	Other income and expenses

All portfolio purchases for a Fund are recorded to reflect expected maturity value and total cost including any prepaid interest.